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                                                                 EXHIBIT 10.21

                            EMPLOYMENT AGREEMENT
                                    with
                             BRUCE W. WILKINSON



Offer for Bruce W. Wilkinson, 2020 Sunset Boulevard, Houston, Texas 77005, to become the Chief Executive Officer of Tyler Corporation is outlined below:

1. Salary - $16,667 per month for the first thirty months and then an automatic increase to $25,000 per month. You will also receive 125,000 shares of Tyler common stock. These shares will be returned pro rata if you leave the Company within two and one-half years from date of employment. In the event there is a change of control prior to April 1999, the requirement for returning these shares will be released.

2. Bonus - To be based on $300,000 salary depending on agreed upon goals. Our standard bonus program, which you have read, calls for RONA levels for bonus percentages, but performance to plan or other goals could be considered. A discretionary bonus of up to 50% of $300,000 will be considered for the first part year ending December 31, 1997.

3. Investment - You would invest $750,000 in the common stock of Tyler in the open market, but Tyler would issue new stock to sell to you if the price ran up so that your average price would not exceed $2.00 per share.

4. Option - You will receive an option for 495,000 shares at the price on the day you become an employee. Another option for the amount of shares necessary to bring your total share market value to $1 million would be granted subject to approval at the stockholders' meeting of new shares for the option program. Should the stockholders not approve the new shares, the second option would become a non-incentive option.

5. Location - There is no need for you to move to Dallas. We would provide six to twelve months temporary living quarters in Dallas while you decide where to locate the headquarters. During this period, the company will support an office with one employee (your assistant) in Houston.


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Employment Agreement
March 28, 1997
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6.      Position - At the board meeting following the stockholders' meeting on
        April 28, 1997, I will recommend that you be elected President and Chief Executive Officer and also be elected to the board. I would serve as Chairman of the Board and would agree to spend one day per week or the equivalent with the Company.

7. Perks - Normal for job including car allowance of $700 per month, insurance, annual physical, reasonable expenses, etc. This will include expenses associated with Worldwide Presidents Organization.

8. Severance - If during the first three years of your employment you are terminated by Tyler for any reason other than fraud, theft, gross negligence, or personal malfeasance, you will receive a cash severance payment of $300,000 in release of all your claims against the Company. After three years, if you were to be terminated as a result of a change in control, you would receive a cash severance of one year's base salary at that time, also in release of all your claims against the Company.

9.      Start Date - March 28, 1997

AGREED AND ACCEPTED:



By:     /s/ Bruce W. Wilkinson
        ----------------------
        Bruce W. Wilkinson

Date:  March 28, 1997